Exhibit 5.5

CONSENT OF PETER MEHRFERT

Vizsla Silver Corp.

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "Updated Mineral Resource Estimate and Preliminary Economic Assessment for the Panuco Ag-Au-Pb-Zn Project, Sinaloa State, Mexico" with a report date of February 20, 2025 and an effective date of September 9, 2024, and to (ii) the references to the undersigned's name under the caption "Interests of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Vizsla Silver Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Peter Mehrfert
Peter Mehrfert, P.Eng.

Date: April 25, 2025